Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
 Centre Funds:

We hereby consent to the use of our report dated November 24, 2015, with respect to the September 30, 2015 financial statements and financial highlights of Centre American Select Equity Fund, Centre Global ex-U.S. Select Equity Fund (formerly, Centre Global Select Equity Fund), Centre Active U.S. Treasury Fund, Centre Active U.S. Tax Exempt Fund, and Centre Multi-Asset Real Return Fund, each a series of Centre Funds, incorporated by reference herein.

KPMG LLP

Denver, Colorado
January 28, 2016